UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 12, 2005

SPRINT CORPORATION

(Exact name of Registrant as specified in its charter)

Kansas	1-04721	48-0457967
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6200 Sprint Parkway, Overland Park, Kansas		66251
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (800) 829-0965

(Former name or former address, if changed since last report)

P. O. Box 7997, Shawnee Mission, Kansas 66207-0997

(Mailing address of principal executive offices)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On July 12, 2005, UbiquiTel Inc. and UbiquiTel Operating Company (together, the “UbiquiTel Plaintiffs”) filed a complaint (the “Complaint”) against Sprint Corporation, Sprint Spectrum L.P., Wirelessco, L.P., Sprint Communications Company L.P., Sprint Telephony PCS, L.P., Sprint PCS License, L.L.C. (collectively, “Sprint”), and Nextel Communications, Inc. (“Nextel”) in the Delaware Chancery Court. The Complaint alleges that, following the consummation of the anticipated merger between Sprint Corporation and Nextel, Sprint will breach the exclusivity provisions of the Management Agreement dated October 15, 1998 between the UbiquiTel Plaintiffs and Sprint (as amended, the “Management Agreement”) and that Nextel improperly interfered with the UbiquiTel Plaintiffs’ exclusive rights under the Management Agreement. The Complaint further alleges that Sprint and Nextel conspired to deprive the UbiquiTel Plaintiffs of the exclusivity commitments in the Management Agreement and to use the UbiquiTel Plaintiffs’ confidential business information to advantage Nextel’s business, which is directly competitive with the UbiquiTel Plaintiffs’ business.

The Complaint seeks, among other things, a court order requiring Sprint and Nextel to comply with the exclusivity provisions of the Management Agreement and prohibiting Sprint and Nextel from violating those provisions and seeks damages caused by the alleged tortious conduct. The UbiquiTel Plaintiffs have also filed a motion seeking to expedite proceedings and to schedule a preliminary injunction hearing. Sprint intends, and has been advised by Nextel that Nextel intends, to vigorously defend this matter.

The filing by the UbiquiTel Plaintiffs states that they do not seek to enjoin the Sprint Nextel merger. Prior to the filing of the lawsuit, Sprint and UbiquiTel had discussed possible revisions to their commercial arrangements in light of the pending Sprint Nextel merger. Sprint expects those discussions will continue.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SPRINT CORPORATION

Date:	July 13, 2005	By:	/s/ MICHAEL T. HYDE
Michael T. Hyde, Assistant Secretary

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